UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

5 ☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

PYXIS ONCOLOGY, INC. (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required per Exchange Act Rules 14a-6(i)(1) and 0-11.

PYXIS ONCOLOGY, INC.

321 Harrison Avenue

Boston, Massachusetts 02118

NOTICE OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 13, 2023

DEAR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2023 annual meeting of stockholders of Pyxis Oncology, Inc., a Delaware corporation, will be held on June 13, 2023, at 10:00 a.m. Eastern Standard Time in a virtual meeting format only. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate. In order to attend the annual meeting, you must register at www.proxydocs.com/PYXS. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the annual meeting and to vote and submit questions during the annual meeting. We recommend that you log in a few minutes before 10:00 a.m., Eastern Standard Time, on June 13, 2023 to ensure you are logged in when the annual meeting begins.

During the annual meeting, stockholders will be asked to consider the following matters, as more fully described in the proxy statement accompanying this notice:

1.	the election of one Class I director and two Class II directors named in the proxy statement;
2.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
3.	the transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Stockholders of record at the close of business on April 20, 2023 are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting.

YOUR VOTE IS IMPORTANT.

You may cast your vote over the Internet, by telephone, or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person virtually. Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the annual meeting, regardless of whether you plan to attend.

You can find detailed information regarding voting in the section entitled “General Information” on pages 1 through 5 of the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2023

The notice of the annual meeting, proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are available at www.proxydocs.com/PYXS.

You will be asked to enter the control number located on your proxy card or Notice of Internet

Availability of Proxy Materials to access the Company’s materials and vote through www.proxydocs.com/PYXS.

BY ORDER OF THE BOARD OF DIRECTORS

Lara Sullivan, M.D. President and Chief Executive Officer

Boston, Massachusetts

April 28, 2023

Compensation of Named Executive Officers	21
2022 Summary Compensation Table	23
Outstanding Equity Awards at 2022 Fiscal Year-End	24
Employment Agreements, Severance and Change in Control Agreements	25
Retirement Plan	26
Compensation Risk Assessment	26
PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023	27
Principal Accountant Fees and Services	27
Determination of Independence	27
Pre-Approval Policy	28
Recommendation of Our Board of Directors and Audit Committee	28
Audit Committee Report	28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	30
ADDITIONAL INFORMATION	33
Stockholder Proposals and Nominations	33
Other Matters	33

PYXIS ONCOLOGY, INC.

321 Harrison Avenue

Boston, Massachusetts 02118

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2023

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders of Pyxis Oncology, Inc. (“we,” “us,” “our,” the “Company” or “Pyxis Oncology”), a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at our 2023 annual meeting of stockholders to be held on June 13, 2023, and at any adjournment or postponement thereof. The annual meeting will be held at 10:00 a.m. Eastern Standard Time in a virtual meeting format. In order to attend the annual meeting, you must register at www.proxydocs.com/PYXS. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the annual meeting and to vote and submit questions during the annual meeting.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 available to our stockholders electronically via the Internet at www.proxydocs.com/PYXS. You will be asked to enter the control number located on your proxy card or Notice of Internet Availability of Proxy Materials (“Internet Notice”). On or about May 2, 2023, we will mail to our stockholders the Internet Notice, containing instructions on how to access this proxy statement and vote online or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.

Please note that references to our website herein do not constitute incorporation by reference of the information contained at or available through our website.

Why am I receiving these materials?

We are distributing our proxy materials because our board of directors is soliciting your proxy to vote at the annual meeting. This proxy statement summarizes the information you need to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

What proposals will be voted on at the annual meeting and how does the board of directors recommend that stockholders vote on the proposals?

The proposals to be voted on at the annual meeting and the board of directors recommendation on each proposal is set forth below:

•	“FOR” Proposal One – the Election of Rachel Humphrey, M.D. as a Class I Director and Freda Lewis-Hall, M.D. and Thomas Civik as Class II Directors; and
•	“FOR” Proposal Two – Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year ending December 31, 2023; and

We will also consider other business, if any, that properly comes before the annual meeting.

Who is entitled to vote?

The record date for the annual meeting is the close of business on April 20, 2023. As of the record date, 37,984,187 shares of our common stock, par value $0.001 per share, were outstanding. Only holders of record of our common stock as of the record date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on the record date.

What do I need for admission to the annual meeting?

In order to attend the annual meeting, you must register at www.proxydocs.com/PYXS. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the annual meeting and to vote and submit questions during the annual meeting. You will not be able to attend the annual meeting physically in person.

As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Internet Notice. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

On the day of the annual meeting, stockholders may begin to log in to the meeting 15 minutes prior to the start time. The annual meeting will begin promptly at 10:00 a.m. Eastern Standard Time on June 13, 2023.

We will have technicians ready to assist you with any technical difficulties you may have accessing the annual meeting. If you encounter any difficulties accessing the virtual-only annual meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.

Can I ask questions during the annual meeting?

Our virtual annual meeting will allow stockholders to submit questions before and during the annual meeting. During a designated question and answer period at the annual meeting, we will respond to appropriate questions submitted by stockholders. If you would like to submit a question during the annual meeting, you may log in to www.proxydocs.com/PYXS using your control number, type your question into the “Ask a Question” field, and click “Submit.”

We will answer as many stockholder-submitted questions as time permits, and any questions that we are unable to address during the annual meeting will be answered following the meeting, with the exception of any questions that are irrelevant to the purpose of the annual meeting or our business or that contain inappropriate or derogatory references which are not in good taste. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

How can I vote my shares?

Shares Held of Record. If you hold your shares in your own name as a holder of record, you may authorize that your shares be voted at the annual meeting in one of the following ways:

By Internet	If you received the Internet Notice or a printed copy of the proxy materials, follow the instructions in the Internet Notice or on the proxy card.
By Telephone	If you received a printed copy of the proxy materials, follow the instructions on the proxy card.
By Mail	If you received a printed copy of the proxy materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.
In Person (Virtual)

You may also vote in person virtually by attending the meeting through www.proxydocs.com/PYXS. To attend the annual meeting and vote your shares, you must register for the annual meeting and provide the control number located on your Internet Notice or proxy card.

Shares Held in Street Name. If you hold your shares through a broker, bank or other nominee (that is, in street name), you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the annual meeting. If you want to vote in person virtually at the annual meeting, you must register in advance at www.proxydocs.com/PYXS. You may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.

Even if you plan to attend the annual meeting, we recommend that you submit your proxy or voting instructions in advance of the annual meeting as described above so that your vote will be counted if you later decide not to attend or are unable to attend the annual meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before it is voted at the annual meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	delivering to us (Attention: Corporate Secretary) at the address on the first page of this proxy statement a written notice of revocation of your proxy;
•	delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or
•	attending the annual meeting and voting your shares electronically.

Attendance at the annual meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a bank, broker or other nominee, and you decide to attend and vote at the annual meeting, your vote at the annual meeting will not be effective unless you present a legal proxy, issued in your name from the record holder (your bank, broker or other nominee).

What is a broker non-vote?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the annual meeting is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal Two). The remaining proposal to be considered (Proposal One, the election of Rachel Humphrey, M.D. as a Class I director and Freda Lewis-Hall, M.D. and Thomas Civik as Class II directors) is considered a non-routine matter.

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercise their discretionary voting authority on Proposal Two, such shares will be considered present at the annual meeting for quorum purposes and broker non-votes will occur as to Proposal One or any other non-routine matters that are properly presented at the annual meeting. Broker non-votes will have no impact on the voting results.

What constitutes a quorum?

The presence at the annual meeting, either virtually or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the annual meeting.

What vote is required to approve each matter to be considered at the annual meeting?

Election of Directors (Proposal One). Our bylaws provide for a plurality voting standard for the election of directors. The directors receiving the highest number of “FOR” votes will be elected as a Class I director and Class II directors. An abstention or a broker non-vote on Proposal One will not have any effect on the election of directors.

Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023 (Proposal Two). The affirmative vote of the majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the approval of Proposal Two. An abstention on Proposal Two will have the same effect as a vote “AGAINST” Proposal Two. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Two.

What is the deadline for submitting a proxy?

To ensure that proxies are received in time to be counted prior to the annual meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Eastern Daylight Time on the day before the annual meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the annual meeting.

What does it mean if I receive more than one Internet Notice or proxy card?

If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the annual meeting, we recommend that you vote every Internet Notice or proxy card that you receive.

How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

If you are a holder of record of shares of our common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the board of director’s recommendations.

If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), your shares:

•	will be counted as present for purposes of establishing a quorum;
•

will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal Two); and

•

will not be counted in connection with the election of the Class I and Class II directors (Proposal One) or any other non-routine matters that are properly presented at the annual meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on the voting results of Proposal One.

Our board of directors knows of no matter to be presented at the annual meeting other than the proposals described in this proxy statement. If any other matters properly come before the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

Who is making this solicitation and who will pay the expenses?

This proxy solicitation is being made on behalf of our board of directors. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company.

Will a stockholder list be available for inspection?

In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available on the annual meeting website and, for 10 days prior to the annual meeting, at Pyxis Oncology, Inc., 321 Harrison Avenue, Boston, Massachusetts 02118 between the hours of 8:00 a.m. and 5:00 p.m. Eastern Standard Time.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge at www.proxyvote.com, by telephone at 1-800-579-1639 or by email at: sendmaterial@proxyvote.com. Similarly, you may also contact Broadridge if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF ONE CLASS I DIRECTOR AND TWO CLASS II DIRECTORS

General

Our board of directors currently consists of six directors, which are divided into three classes with staggered, three-year terms. At the annual meeting, our stockholders will elect one Class I director and two Class II directors, with terms that will expire at the annual meeting of stockholders to be held in 2025 and 2026, respectively. Each of our current directors continues to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our board of directors nominated Rachel Humphrey, M.D. for election to our board of directors as a Class I director and Freda Lewis-Hall, M.D. and Thomas Civik for election to our board of directors as Class II directors at the annual meeting. Although the term of the Class I directors does not end until our 2025 annual meeting of stockholders, the board of directors, with Dr. Humphrey’s agreement, has decided to voluntarily nominate Dr. Humphrey to stand for election at the annual meeting for the reminder of her term as a Class I director.

Dr. Humphrey, Dr. Lewis-Hall and Mr. Civik currently serve on our board of directors and have consented to be named in this proxy statement. Dr. Humphrey has agreed to serve as a director, if elected, until the 2025 annual meeting of stockholders and Dr. Lewis-Hall and Mr. Civik have agreed to serve as directors, if elected, until the 2026 annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation or removal.

Information Regarding Nominee and Continuing Directors

The following table sets forth information with respect to our directors, including the nominee for election at the annual meeting:

Name	Age	Director Since	Board Committees
Class I Director – Term Expiring at the 2025 Annual Meeting
Darren Cline	59	September 2021	Audit, Nominating and Corporate Governance (Chair)

Class I Director – Nominee for Election at the Annual Meeting
Rachel Humphrey, M.D.	61	August 2022	Nominating and Corporate Governance, Compensation

Class II Directors – Nominees for Election at the Annual Meeting
Freda Lewis-Hall, M.D.	68	September 2021	Nominating and Corporate Governance
Thomas Civik	54	September 2021	Audit, Compensation (Chair)

Class III Directors – Term Expiring at the 2024 Annual Meeting
Lara Sullivan, M.D.	50	December 2019
John Flavin	54	May 2019	Audit (Chair), Chair of Board, Compensation

Additional biographical descriptions of the nominee and continuing directors are set forth in the text below. These descriptions include the experience, qualifications, qualities and skills that led to the conclusion that each director should serve as a member of our board of directors at this time.

Board Nominees

Class I Director

Rachel Humphrey, M.D. Dr. Humphrey is a medical oncologist with over 25 years of experience in the pharmaceutical industry. Currently she serves as President and Founding CEO of Normunity, a biotech company focused on immuno-oncology mechanisms, a position she has held since November 2021. Previously, she served as Chief Medical Officer of Black Diamond Therapeutics, a novel precision oncology therapy company, from September 2021 to September 2022, and as Chief Medical Officer at Treadwell Therapeutics, Inc., a clinical stage, multi-modality oncology company, from January 2020 to May 2020 and Head of Research and Development of TIO Bioventures, a venture capital firm, over the same time period. Prior to those positions, Dr. Humphrey served as Senior Vice President, Chief Medical Officer at CytomX Therapeutics, a clinical-stage biopharmaceutical company, from August 2015 to September 2019. Over the course of her career, she’s also held numerous senior leadership roles in large pharmaceutical companies including SVP and Head of Immuno-Oncology at AstraZeneca, and VP, Clinical Development and Immuno-oncology at Bristol-Myers Squibb (BMS) where she supervised the development of ipilimumab (Yervoy) from early development to post-launch and founded/chaired the first Immuno-oncology working group. She currently serves on the board of directors of Sporos Biosciences, and previously served on the board of directors of Xilio and CytomX Therapeutics, respectively. Dr. Humphrey holds an M.D. from Case Western Reserve University and a B.A. from Harvard University. She received her training in internal medicine at The Johns Hopkins Hospital and started her career as an oncology fellow and staff physician at the National Cancer Institute in Bethesda, Maryland.

The board of directors believes that Dr. Humphrey is qualified to serve on our board of directors based on her expertise and experience in the life sciences industry and her leadership experience as a senior executive at various biopharmaceutical companies as well as her educational background.

Class II Directors

Freda Lewis-Hall, M.D. Dr. Lewis-Hall served as Senior Medical Advisor to the Chief Executive Officer at Pfizer Inc., a pharmaceutical and biotechnology corporation, until her retirement in March 2020. Prior to that, she was the Chief Patient Officer and Executive Vice President at Pfizer from January 2019 to January 2020. In this role, Freda worked to extend the reach of Pfizer’s patient-facing health information and education and amplify the patient’s voice inside and outside Pfizer. From 2009-2018 Freda served as Pfizer’s Chief Medical Officer, responsible for the safe, effective and appropriate use of Pfizer medicines and vaccines. From 2009 to January 2019, Dr. Lewis-Hall served as Pfizer’s Chief Medical Officer. Prior to joining Pfizer in 2009, Dr. Lewis-Hall held various senior leadership positions including Chief Medical Officer and Executive Vice President, Medicines Development at Vertex Pharmaceuticals, Inc., from June 2008 to May 2009, and Senior Vice President, U.S. Pharmaceuticals, Medical Affairs for Bristol-Myers Squibb Co. from 2003 to May 2008. Dr. Lewis-Hall has served on the board of directors of Exact Sciences Corporation, since 2020, 1Life Healthcare, Inc., since November 2019, and SpringWorks Therapeutics, Inc., since August 2017. From December 2014 to May 2017, she served on the board of directors of Tenet Healthcare Corporation, a healthcare services company. Dr. Lewis-Hall earned a B.A. in Natural Sciences from Johns Hopkins University and a M.D. from Howard University College of Medicine.

The board of directors believes that Dr. Lewis-Hall is qualified to serve on our board of directors based on her expertise and experience in the life sciences industry and her leadership experience as a senior executive at various biopharmaceutical companies as well as her educational background.

Thomas Civik. From April 2020 to May 2021, Mr. Civik served as President, Chief Executive Officer and a member of the board of directors at Five Prime Therapeutics, Inc., a biotechnology company. From November 2017 until September 2019, Mr. Civik served as Chief Commercial Officer of Foundation Medicine, Inc., a genomic profiling and molecular information company. From December 2000 to November 2017, Mr. Civik served in positions of increasing responsibility at Genentech, Inc. ("Genentech"), most recently serving as Vice President and Franchise Head leading the commercialization efforts for the Avastin®, Tarceva®, Tecentriq®, and Alecensa®, products. From July 1992 to December 2000, he served at Sanofi S.A. in sales and marketing roles of increasing responsibility. Mr. Civik currently serves on the board of directors of Repare Therapeutics. Mr. Civik received a M.B.A. in business strategy and marketing from the Kellogg School of Management at Northwestern University and a B.A. in political science from Saint Norbert College.

The board of directors believes that Mr. Civik is qualified to serve on our board of directors because of his extensive commercial expertise and leadership experience at other biotechnology companies.

Continuing Directors – Class I Director

Darren Cline. Mr. Cline served as President and Chief Executive Officer of Epygenix Therapeutics, Inc., a biopharmaceutical company, from March 2022 to March 2023. Prior to this, he served as the U.S. Chief Commercial Officer and member of the Executive Committee for Greenwich Bioscience, the U.S. subsidiary of GW Pharmaceuticals, a British pharmaceutics company, starting in April 2019 through December 2021. Between October 2010 and March 2019, Mr. Cline served as Executive Vice President, Commercial at Seattle Genetics, Inc., a biotechnology company, where he oversaw all marketing, sales, and managed markets. He was directly involved in the commercial build out for the launch of Adcetris, an antibody-based biologic the FDA approved for treatment of certain hematologic cancers and played an integral role driving Adcetris’s continued growth. Prior to Seattle Genetics, between October 2006 and October 2009, Mr. Cline was at Alexion Pharmaceuticals, where he was part of the initial commercial leadership team for the Soliris launch, helping to build out key sales functions. Mr. Cline currently serves on the board of directors of Pliant Therapeutics and Impel Pharmaceuticals. Mr. Cline received his undergraduate degree from San Diego State University and his M.B.A. from Pepperdine University.

The board of directors believes that Mr. Cline is qualified to serve on our board of directors because of his management experience and background in the biotechnology sector.

Continuing Directors – Class III Directors

John Flavin. Mr. Flavin is one of our co-founders, founding Chairman and an independent director. John has served as Chairman of our board of directors since our initial public offering. He is also the Founder and CEO of Portal Innovations, a life sciences venture development engine. Prior to joining us, between April 2018 and February 2020, John was the Chief Financial Officer at Endotronix, Inc., a medical equipment manufacturer. Between September 2013 and April 2018, John was the Head of the Polsky Center for Entrepreneurship and Innovation at the University of Chicago. John has over 20 years of experience in finance, operations, and innovation. John has co-founded and scaled several life sciences companies as President and CFO such as Advanced Life Sciences and MediChem Life Sciences. Mr. Flavin has also co-founded and led transformative life sciences incubators including MATTER and the Polsky Center for Entrepreneurship and Innovation at the University of Chicago. He received his B.S. in Business Administration from Marquette University and his M.B.A. in Finance from Lewis University.

The board of directors believes that Mr. Flavin is qualified to serve on our board of directors because of his extensive expertise and experience in the life sciences industry, knowledge of our operations and his leadership experience in other companies in our industry.

Lara Sullivan, M.D. has served as President and Chief Executive Officer of Pyxis Oncology since December 2019. Prior to joining us, Dr. Sullivan was a senior advisor from July 2018 to September 2019 at Lara Sullivan BioAdvisory Services, consulting for biotechnology companies. From September 2017 to June 2018, Dr. Sullivan was Founder and President of SpringWorks Therapeutics, a clinical stage biopharmaceutical company spun-out from Pfizer. Between February 2011 and September 2017, Dr. Sullivan was at Pfizer, where she led strategy, competitive intelligence and portfolio operations for the company’s early-stage R&D pipeline. Prior to joining Pfizer, Dr. Sullivan was an associate partner at McKinsey & Company, where she specialized in biopharmaceutical R&D productivity and efficiency. Dr. Sullivan also served as a principal at Paul Capital Partners, where she led due diligence for healthcare investments, and earlier in her career worked in healthcare equity research and healthcare municipal finance at Credit Suisse First Boston. Lara holds a M.D. from the University of Pennsylvania School of Medicine, a M.B.A. from The Wharton School at the University of Pennsylvania, and a B.A. in Comparative Literature from Cornell University.

The board of directors believes that Dr. Sullivan is qualified to serve on our board of directors because of her extensive expertise and experience in the life sciences industry, her leadership and management experience and her educational background.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF RACHEL HUMPHREY, M.D. AS CLASS I DIRECTOR AND FREDA LEWIS-HALL, M.D. AND THOMAS CIVIK AS CLASS II DIRECTORS.

CORPORATE GOVERNANCE

Director Independence

Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period after the completion of its initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. A director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Additionally, compensation committee members and audit committee members must satisfy additional independence criteria under Nasdaq and SEC rules.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that, with the exception of our President and Chief Executive Officer, Lara Sullivan, M.D., each member of our board of directors is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In addition, Mark Chin, who served on the board of the directors during a portion of 2022, was also independent. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Leadership Structure of the Board of Directors

Our bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairperson of the board of directors and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Mr. John Flavin currently serves as our Chairman of the board of directors.

As a general policy, our board of directors believes that separation of the positions of Chairman of the board of directors and Chief Executive Officer reinforces the independence of our board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our board of directors as a whole. As such, Dr. Lara Sullivan serves as our President and Chief Executive Officer while Mr. John Flavin serves as our Chairman of the board of directors but is not an officer of our Company. Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors continues to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Board of Directors’ Role in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and risks associated with our governance practices, including those related to emerging topics such as human capital analysis and disclosures and the Company’s environmental, sustainability and governance efforts, progress and disclosures. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Regarding cybersecurity, the board of directors is briefed by management on cybersecurity matters impacting the Company at least twice a year. Throughout 2022, management worked extensively with external consultants to evaluate the Company’s cybersecurity incident response planning framework and to develop an enterprise-wide incident response plan to be deployed in the event of, and to help mitigate the impact of a cybersecurity incident. The Board was actively engaged in this endeavor and received periodic updates and reports concerning the Company’s progress.

Evaluation of the Board of Directors

The board of directors evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by the nominating and corporate governance committee. The board of directors discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the board of directors or any committee thereof or of the directors.

Board Diversity Matrix

The table below provides information regarding certain diversity attributes of our directors as of April 28, 2023, with categories as set forth by Nasdaq Listing Rule 5605(f).

Board Diversity Matrix
Total Number of Directors: 6
	Female	Male	Non Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	3	-	-
Part II: Demographic Background
African American or Black	1	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	3	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-
Did Not Disclose Demographic Background	-	-	-	-

Meetings of the Board of Directors

Our board of directors held fourteen meetings during the year ended December 31, 2022. During 2022, each person currently serving as a director attended 75% or more of the total number of meetings of the board of directors and each committee of which he or she was a member. Each director is also encouraged and expected to attend the Company’s annual meeting.

Committees of the Board of Directors

Our board of directors has established three standing committees: audit committee, compensation committee and nominating and corporate governance committee. Each committee operates pursuant to a written charter that has been approved by our board of directors. A copy of the current charter for each of the audit committee, compensation committee and nominating and corporate governance committee is available on our website at www.pyxisoncology.com by selecting the “Investors” link and then the “Corporate Governance” link.

The audit committee met six times in 2022, the compensation committee met nine times in 2022 and the nominating and corporate governance committee met one time in 2022.

Committee Composition

Audit Committee

Our board of directors has an audit committee and our board of directors has adopted an audit committee charter, which defines the audit committee’s principal functions, including oversight related to:

•	overseeing our corporate accounting and financial reporting processes and our internal controls over financial reporting;
•	evaluating the independent public accounting firm’s qualifications, independence and performance;
•	engaging and providing for the compensation of the independent public accounting firm;
•	pre-approving audit and permitted non-audit and tax services to be provided to us by the independent public accounting firm;
•	reviewing our financial statements;
•	reviewing our critical accounting policies and estimates and internal controls over financial reporting;
•

establishing procedures for complaints received by us regarding accounting, internal accounting controls or auditing matters, including for the confidential anonymous submission of concerns by our employees, and periodically reviewing such procedures, as well as any significant complaints received, with management;

•	discussing with management and the independent registered public accounting firm the results of the annual audit and the reviews of our quarterly financial statements;
•	review and approve any transaction between us and any related person (as defined by the Securities Exchange Act of 1934) in accordance with the Company’s related party transaction approval policy;
•	overseeing our risk assessment and risk management policies and programs, including our code of business conduct and ethics and our compliance activities;
•

overseeing cybersecurity, including measures to protect and improve our informational technology systems, and monitoring cybersecurity and data privacy risks associated with our activities and those of third parties we work with; and

•	such other matters that are specifically designated to the audit committee by our board of directors from time to time.

Our board of directors has determined that each member of our audit committee is independent within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Our board of directors has also determined that Mr. Flavin is an “audit committee financial expert” as defined by the applicable SEC rules and has the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of Nasdaq.

Compensation Committee

Our board of directors has a compensation committee and our board of directors has adopted a compensation committee charter, which defines the compensation committee’s principal functions, including:

•

reviewing and recommending policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers;

•	evaluating the performance of the Chief Executive Officer and other senior officers in light of those goals and objectives;
•	setting compensation of the Chief Executive Officer and other senior officers based on such evaluations;
•	administering the issuance of options and other awards under our equity-based incentive plans;
•

reviewing and approving, for the Chief Executive Officer and other senior officers, employment agreements, severance agreements, consulting agreements and change in control or termination agreements; and

•	such other matters that are specifically designated to the compensation committee by our board of directors from time to time.

Our board of directors has determined that each member of our compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

Nominating and Corporate Governance Committee

Our board of directors has a nominating and corporate governance committee and our board of directors has adopted a nominating and corporate governance committee charter. Specific responsibilities of our nominating and corporate governance committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on our board of directors;
•	considering and making recommendations to our board of directors regarding changes to the size and composition of our board of directors;
•	instituting plans or programs for the continuing education of our board of directors and orientation of new directors;
•	establishing procedures to exercise oversight of, and oversee the performance evaluation process of, our board of directors and management;
•

developing and making recommendations to our board of directors regarding corporate governance guidelines and matters, including emerging topics such as human capital analysis and disclosures and the Company’s environmental, sustainability and governance efforts, progress and disclosures; and

•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Our board of directors has determined that each member of our nominating and corporate governance committee is independent under the applicable Nasdaq listing standards.

Board Membership Criteria and Nomination Process

The board of directors and the nominating and corporate governance committee will determine the appropriate characteristics, skills and experience for the board of directors as a whole and for its individual members. The board of directors and the nominating and corporate governance committee will consider the minimum general criteria set forth below, and may add any specific additional criteria with respect to specific searches, in selecting candidates and existing directors for service on the board of directors. An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them. The board of directors and the nominating and corporate governance committee believe that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics.

In considering candidates, the board of directors and the nominating and corporate governance committee intend to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Pyxis Oncology, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The board of directors and the nominating and corporate governance committee review candidates for director nomination in the context of the current composition of the board of directors, the operating requirements of Pyxis Oncology and the long-term interests of our stockholders. In conducting this assessment, the board of directors and the nominating and corporate governance committee consider diversity (including race/ethnicity and gender), age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and Pyxis Oncology to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the board of directors and the nominating and corporate governance committee review such directors’ overall service to Pyxis Oncology during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the board of directors and the nominating and corporate governance committee also determine whether the nominee must be independent for purposes of any stock exchange on which any of Pyxis Oncology’s capital stock is listed.

The nominating and governance committee will consider director candidates recommended by our stockholders and will apply the same standards in considering director candidates recommended by stockholders as it applies to other candidates. Once the nominating and governance committee receives a recommendation from a stockholder, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement, if nominated.

Stockholders may also directly nominate a candidate for director pursuant to the advance notice provisions of our bylaws. For more information, please see the section entitled “Stockholder Proposals and Nominations”.

Changes in Board of Directors Member Criteria

The board of directors and Pyxis Oncology wish to maintain a board of directors composed of members who can productively contribute to the success of Pyxis Oncology. From time to time, the board of directors and/or the nominating and corporate governance committee may change the criteria for board of directors membership to maximize the opportunity to achieve this success. When this occurs, the board of directors and the nominating and corporate governance committee will evaluate existing members according to the new criteria. The board of directors may ask a director who no longer meets the complete criteria for board membership to adjust his or her committee assignments or resign from the board of directors.

Term Limits and Retirement Age

The board of directors does not believe it should limit the number of terms for which an individual may serve as a director or set a fixed retirement age. Directors who have served on the board of directors for an extended period of time are able to provide continuity and valuable insight into Pyxis Oncology, our operations and prospects based on their experience with, and understanding of, our history, policies and objectives. The board of directors believes that, as an alternative to term limits and retirement policies, it can ensure that the board of directors continues to evolve and adopt new ideas and viewpoints through the director nomination process described above.

Succession Planning

The nominating and corporate governance committee develops and periodically reviews with the Chief Executive Officer our plan for succession to the offices of our executive officers and makes recommendations to the board of directors with respect to the selection of appropriate individuals to succeed to these positions.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2022, none of the members of our compensation committee were or had been an officer or employee of us or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

Corporate Governance Guidelines

The board of directors has adopted our Corporate Governance Guidelines which provide the framework for our corporate governance along with our amended and restated certificate of incorporation, bylaws, committee charters and other key governance practices and policies. Our Corporate Governance Guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, board membership criteria and board committee composition. The Corporate Governance Guidelines are available on our website at www.pyxisoncology.com by selecting the “Investors” link and then the “Corporate Governance” link.

Code of Business Conduct and Ethics

We have adopted a code of conduct applicable to our principal executive, financial and accounting officers and all persons performing similar functions. Our code of conduct is available on our principal corporate website at www.pyxisoncology.com.

Prohibition on Hedging and Pledging of Company Securities

The Company has a policy that prohibits officers, directors and employees from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors and employees of the Company are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Stockholder Communications

Any stockholder or other interested party who wishes to communicate with our board of directors or any individual director may send written communications to our board of directors or such director c/o Corporate Secretary, Pyxis Oncology, Inc., 321 Harrison Avenue, Boston Massachusetts 02118. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our board of directors, based on the subject matter.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our audit committee has the primary responsibility for the review, approval and oversight of any “related person transaction,” which is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had or will have a direct or indirect material interest. We adopted a written related party transaction policy in connection with our initial public offering. Under our related party transaction policy, our management will be required to submit any related person transaction not previously approved or ratified by our audit committee to our audit committee. In approving or rejecting the proposed transactions, our audit committee will take into account all of the relevant facts and circumstances available.

A related person transaction does not include the compensation arrangements with our directors and executive officers that are described elsewhere in this proxy statement. The related party transactions described below reflect all such transactions since January 1, 2021, and have all been approved pursuant to the Company’s existing related party transaction policy.

Series B Convertible Preferred Stock Financing

In March 2021, we issued a total of 104,812,248 shares of our Series B Convertible Preferred Stock for $1.6458 per share. 92,356,299 of the shares were issued to new and existing stockholders generating $151.6 million in proceeds, net of issuance costs, 12,152,145 shares were issued to Pfizer, Inc. (“Pfizer”) as part of the $20.0 million license expenses under the a license agreement, as amended, (the “Pfizer License Agreement”) for worldwide development and commercialization rights to two of Pfizer’s proprietary ADC product candidates (now referred to as PYX-201 and PYX-203), as well as other ADC product candidates directed to the licensed targets and 303,804 shares were issued to LegoChem Biosciences, Inc. (“LegoChem”) as part of the $0.5 million research and development expenses under the opt-in, investment and additional consideration agreement with LegoChem (the “Opt-In Agreement”). Each 6.359 shares of Series B Convertible Preferred Stock was automatically converted into one share of common stock upon the completion of our initial public offering.

The participants in the Series B Convertible Preferred Stock financing included certain beneficial owners of more than 5% of our capital stock and entities affiliated with certain of our directors, as set forth in the table below:

Related Party	Shares of Series B Convertible Preferred Stock (Prior to conversion to common stock)
Entities affiliated with Pfizer Inc.(1)	18,228,217
Perceptive Life Sciences Master Fund, Ltd.(2)	9,721,716
Arix Bioscience Holdings Limited(3)	9,114,109
Entities affiliated with RTW Investments(4)	9,114,109
Entities affiliated with RA Capital(5)	8,202,698
Bayer World Investments B.V.(6)	6,076,072
Longwood Fund IV, L.P.(7)	2,551,950

(1)

Pfizer Inc. and Pfizer Ventures (US) LLC are collectively holders of 5% or more of our capital stock. Christopher O’Donnell, Ph.D., is a Partner at Pfizer Ventures and was a member of our board of directors prior to the completion of our initial public offering.

(2)	Perceptive Life Sciences Master Fund, Ltd. was a holder of 5% or more of our capital stock at the time of the Series B Convertible Preferred Stock financing.
(3)

Arix Bioscience Holdings Limited was a holder of 5% or more of our capital stock at the time of the Series B Convertible Preferred Stock financing. Mark Chin is a Managing Director at Arix Bioscience, an entity affiliated Arix Bioscience Holdings Limited, and was a member of our board of directors since our initial public offering through April 12, 2022.

(4)

RTW Innovation Master Fund, Ltd., RTW Master Fund, Ltd. and RTW Venture Fund Limited. (the “RTW Entities”) were collectively holders of 5% or more of our capital stock. Gotham Makker is the head of Strategic Investments for RTW Investments, LP, which is the manager of RTW Master Fund, Ltd., RTW Venture Fund Limited and RTW Innovation Master Fund, and was a member of our board of directors prior to the completion of our initial public offering.

(5)	RA Capital Healthcare Fund, L.P. and RA Capital Nexus Fund II, L.P. were collectively holders of 5% or more of our capital stock at the time of the Series B Convertible Preferred Stock financing.
(6)

Bayer World Investments B.V. is a holder of 5% or more of our capital stock. Lucio Iannone, Ph.D. is an investor at Leaps by Bayer, an entity affiliated Bayer World Investments B.V., and was a member of our board of directors prior to the completion of our initial public offering.

(7)	Longwood Fund IV, L.P. was a holder of 5% or more of our capital stock at the time of the Series B Convertible Preferred Stock financing.

Amended and Restated Investor Rights Agreement

In March 2021, in connection with the closing of our Series B convertible preferred stock financing, we entered into an Amended and Restated Investor Rights Agreement with certain holders of our capital stock, including with certain beneficial owners of more than 5% of our capital stock and entities affiliated with certain of directors. The Amended and Restated Investor Rights Agreement provides for certain registration rights which survived the completion of our initial public offering, as more fully described in the registration statement filed in connection with our initial public offering.

Pfizer, Inc. License Agreement

In December 2020, we entered into the Pfizer License Agreement, which was amended and became effective for the Company in March 2021. Pursuant to this agreement, we incurred a combined $25.0 million, consisting of an upfront fee equal to a cash payment of $5.0 million and the issuance of 12,152,145 shares of Series B Convertible Preferred Stock, with a value of $20.0 million in 2021 to Pfizer and are obligated to pay future contingent payments and royalties.

Pfizer owns more than 10% of the Company and is considered the principal owner of the Company. During the years ended December 31, 2022 and 2021, we incurred $17.3 million and $25.0 million, respectively, of research and development expenses towards licensing fees.

On October 6, 2022, we entered into an amended and restated license agreement, (the "A&R License Agreement"), with Pfizer, which amends and restates the Pfizer License Agreement. In accordance with the terms of the A&R License Agreement, we issued 2,229,654 shares of our common stock to Pfizer in October 2022 and paid $8.0 million in January 2023.

Additionally, on March 17, 2023, we issued 1,811,594 shares of our common stock to Pfizer, which was equivalent to $5.0 million, in consideration of the A&R License Agreement.

The University of Chicago Agreement

In April 2020, we entered into a license agreement (the “University License Agreement”), as well as a sponsored research agreement, with the University of Chicago (the “University”). Under the terms of the license, we have the global right to develop and commercialize products that are covered by a valid claim of a licensed patent, incorporate or use the licensed know-how and materials or are known to assess, modulate or utilize the activity of certain specified biological targets. In partial consideration for the license from the University, we issued to the University 48,919 shares of its common stock in 2020.

Pursuant to the University License Agreement, we are obligated to pay potential development and commercial milestones of up to $7.7 million as well as running royalties on net sales of licensed products at varying rates ranging from less than a percent to the low single digits, subject to a minimum annual royalty of up to $3.0 million during certain years following the effective date. We are also obligated to pay the University a percentage of certain sublicensing revenue ranging from low- to mid-teens based on the date of entering into the applicable sublicense.

We incurred $0.3 million and $0 for the years ended December 31, 2022 and 2021, respectively, with regards to the University License Agreement.

DIRECTOR COMPENSATION

In connection with our initial public offering, the board of directors engaged Pearl Meyer & Partners, LLC, an independent compensation consultant, to provide advice on non-employee director compensation. Based on such review, the board of directors approved the following non-employee director compensation program, which remained in effect during 2022:

•
Annual Board Cash Retainer: $30,000
•
Committee Member Cash Retainers:
•
Audit Committee: $7,500
•
Compensation Committee: $5,000
•
Nominating and Governance Committee: $4,000
•
Additional Committee Chair Cash Retainers:
•
Audit Committee: $15,000
•
Compensation Committee: $10,000
•
Nominating and Governance Committee: $8,000
•
Additional Chairman of the Board Cash Retainer: $30,000

In addition, our non-employee directors are eligible to receive an annual equity award and an equity award at the time the director joins our board of directors. The annual equity award is expected to have a grant date fair value expected not to exceed $270,000, while the sign-on equity award is expected to have a grant date fair value not to exceed $540,000.

We also reimburse our directors for reasonable travel and other related expenses incurred in connection with their service on our board of directors.

2022 Summary Director Compensation Table

The following table sets forth information for the fiscal year ended December 31, 2022 regarding the compensation awarded to, earned by or paid to our non-employee directors. Dr. Sullivan also serves as a member of our board of directors but does not receive any additional compensation for her service on our board of directors. Please see the “2022 Summary Compensation Table” within "Executive Compensation" for a summary of the compensation Dr. Sullivan received for her service as our President and Chief Executive Officer during 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	All Other Compensation ($)	Total ($)
John Flavin	87,500	270,000	-	-	357,500
Mark Chin(1)	11,050	-	-	-	11,050
Thomas Civik	52,500	270,000	-	-	322,500
Darren Cline	49,500	270,000	-	-	319,500
Freda Lewis-Hall, M.D.	34,000	270,000	-	-	304,000
Rachel Humphrey, M.D.	15,155	-	540,000	-	555,155

(1)

Mark Chin resigned from our board of directors, effective April 12, 2022. In connection with his resignation, Mr. Chin forfeited his unvested stock options and all unexercised options expired 90 days from his termination date, in accordance with the 2019 Stock Plan. Mr. Chin received pro-rated fees for his service on our board of directors during 2022.

(2)

The amounts reported in this column reflect the aggregate grant date fair value of restricted stock units ("RSUs") granted for the fiscal year ended December 31, 2022, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") Topic 718, Compensation — Stock Compensation, calculated based on the number of shares of RSUs granted multiplied by the quoted closing market price of the Company’s common stock on the date of grant. These amounts do not reflect the actual economic value that may be realized by the non-employee director. Whether, and to what extent, a non-employee director realizes value will depend on our actual operating performance, stock price fluctuations and the non-employee director’s continued service on our board.

(3)

The amounts reported in this column reflect the aggregate grant date fair value of stock options granted for the fiscal year ended December 31, 2022, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 12 – Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. Whether, and to what extent, a non-employee director realizes value will depend on our actual operating performance, stock price fluctuations and the non-employee director’s continued service on our board.

(4)	The following table summarizes the equity awards granted to our non-employee directors for their service on our board during 2022 and the grant date fair value of such equity awards:

Name	Grant Date	Number of Shares Underlying Option Award Grants (#)	Number of Stock Award Grants (#)	Grant Date Fair Value of Option Award Grants ($)(b)	Grant Date Fair Value of Stock Award Grants ($)(c)
John Flavin	3/31/2022	-	66,831	-	270,000
Mark Chin(a)	-	-	-	-	-
Thomas Civik	3/31/2022	-	66,831	-	270,000
Darren Cline	3/31/2022	-	66,831	-	270,000
Freda Lewis-Hall, M.D.	3/31/2022	-	66,831	-	270,000
Rachel Humphrey, M.D.	8/11/2022	236,220	-	540,000	-

(a)	Mr. Chin resigned from our board in April 2022, and accordingly, he did not receive a stock option award in 2022.
(b)

The grant date fair value computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation, represents the value of stock options granted during 2022. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 12 – Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(c )

The grant date fair value computed in accordance with FASB ASC Topic 718 represents the value of a stock award granted during 2022. The grant date fair value per RSU was $4.04 based on the quoted closing market price of our common stock on the date of grant.

The following table summarizes the equity awards that were outstanding as of December 31, 2022 for each of our non-employee directors serving during 2022:

Director Outstanding Equity Awards at Fiscal Year-End 2022

	Options Awards(a)			Stock Awards
Name	Number of Shares Underlying Unexercised Options for Board Service (#)	Number of Shares Underlying Unexercised Options for Non-Board Service (#)		Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)
John Flavin	57,916	-	(b)	74,764
Mark Chin(c)	-	-		-
Thomas Civik	57,916	-		66,831
Darren Cline	57,916	-		66,831
Freda Lewis-Hall, M.D.	57,916	-		66,831
Rachel Humphrey, M.D.	236,220	-		-

(a)	Unexercised option awards represent both exercisable and unexercisable awards.
(b)	Mr. Flavin has unvested restricted stock awards with respect to 7,993 shares, acquired pursuant to restricted stock purchase agreements with the Company.
(c )	Upon Mr. Chin’s resignation from our board in April 2022, all unvested stock options were cancelled.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Overview

Our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices. In the case of newly hired executive officers, their compensation is primarily determined based on the negotiations of the parties as well as our historical compensation practices. For 2022, the material elements of our executive compensation program were base salary, annual cash bonuses and equity-based compensation in the form of RSUs. Our board of directors engaged Pearl Meyer & Partners, LLC, an independent compensation consultant, to assist it in its evaluation of our executive compensation program.

This section provides a discussion of the compensation paid or awarded to our President and Chief Executive Officer and our two other most highly compensated executive officers as of December 31, 2022. We refer to these individuals as our “named executive officers”. For 2022, our named executive officers were:

•
Lara Sullivan, M.D., President and Chief Executive Officer;
•
Pamela Connealy, Chief Financial Officer and Chief Operating Officer; and
•
Jay Feingold, M.D., Ph.D., Chief Medical Officer.

Information Regarding Executive Officers

As Dr. Sullivan also serves as a member of our board of directors, please see "Information Regarding Nominee and Continuing Directors" within "Proposal One" for the biographical information for Dr. Sullivan, our President and Chief Executive Officer.

Pamela Connealy has served as our Chief Financial Officer since July 2021 and also as our Chief Operating Officer since March 2023. From November 2019 to July 2021, Ms. Connealy served as Chief Financial Officer and Chief Human Resources Officer at Immunovant, Inc. a New York based biotechnology company. From August 2018 to November 2019, Ms. Connealy served as the Chief Financial Officer, Chief Operating Officer and Chief Human Resources Officer of Kiva, a San Francisco based nonprofit organization. From April 2014 to June 2018, Ms. Connealy served as Global Head of Talent at the Bill & Melinda Gates Foundation, focusing on talent management, compensation, benefits, and global mobility. From March 2012 to November 2013, she served as Vice President of Business Operations at Salesforce, a software company, and from March 2002 to April 2010, Ms. Connealy served as a Vice President and Corporate Officer at Genentech, a biotechnology company, with roles including Chief Financial Officer of Research and Development, Global Head of Procurement and other Commercial and Technology roles. Ms. Connealy currently serves as a member of the board of directors and Chair of the audit committee of Orchestra BioMed, Inc., a biotechnology company.

Ms. Connealy earned a B.S. in Chemistry from Gannon University and a M.B.A. in Finance from the University of St. Thomas in Houston, Texas.

Jay Feingold, M.D. Ph.D. joined us in September 2021 and serves as our Chief Medical Officer. Prior to joining us, from September 2014 to September 2021, he was the Senior Vice President, Chief Medical Officer and Head of Oncology Clinical Development of ADC Therapeutics SA, a commercial-stage biotechnology company. From 2010 to 2014, he was Vice President of U.S. Medical Affairs and Chairman of the Global Medical Affairs Oversight Committee at Daiichi Sankyo Company, Ltd. From 2007 to 2010, Dr. Feingold was Vice President of Global Oncology Clinical Development and Global Therapy Area Director of Oncology at Wyeth Pharmaceuticals, Inc.

Dr. Feingold holds a B.S. in biology from Stony Brook University and a M.D. and Ph.D. from the Albert Einstein College of Medicine and was trained in pediatrics and pediatric hematology and oncology at the University of California Los Angeles Center for the Health Sciences.

Compensation of Named Executive Officers

Base Salary. Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each executive officer’s functional specialty and scope of responsibility and accountability with us. In connection with our initial public offering, the Company entered into an amended employment letter agreement with Dr. Sullivan which increased her annual base salary to $565,000. The base salaries for Ms. Connealy and Dr. Feingold were set at the time they joined the Company at $430,000 and $500,000, respectively. These base salary levels remained in effect during 2022. Please see the “Salary” column in the "2022 Summary Compensation Table" for the base salary amounts earned by the named executive officers in 2022.

Cash Bonus Compensation. From time to time the board of directors or the compensation committee may approve discretionary cash bonuses for our named executive officers based on individual performance, Company performance or as otherwise determined appropriate. In April 2022, the compensation committee awarded Dr. Sullivan a one-time cash bonus of $200,000 subject to her continued employment for one year, which was paid in April 2023.

Annual Cash Bonuses. Historically, we have provided our senior leadership team with short-term incentive compensation through our annual cash bonus plan. Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and motivates our executive officers to achieve annual corporate and individual performance objectives. Our annual cash bonus plan provides cash incentive award opportunities for the achievement of annual performance goals established by our board of directors at the beginning of each fiscal year. Dr. Sullivan does not have individual performance objectives as she is viewed as more directly responsible for the achievement of our corporate objectives.

Each of our named executive officers are eligible to receive an annual performance cash bonus based on the achievement of pre-established corporate and, in the case of Ms. Connealy and Dr. Feingold, individual objectives as determined by our board of directors and our compensation committee, in consultation with the Pearl Myer and upon review of the recommendations of Dr. Sullivan for our other named executive officers. The payment of awards under the 2022 annual cash bonus plan applicable to the named executive officers was subject to the attainment of corporate goals for our President and Chief Executive Officer and a combination of corporate and individual goals, weighted 80% and 20%, respectively, for our other named executive offices. The corporate component of the annual cash bonus plan was determined based on a number of goals relating to (i) clinical development of our product pipeline, weighted 50% with a stretch goal of up to 35%, (ii) growth of our pipeline through discovery research and business development objectives, weighted 35% with a stretch goal of up to 20%, and (iii) enterprise focus around financial controls, diversity, and employee experience, weighted 15%. The individual goals for Ms. Connealy and Dr. Feingold were pre-established goals determined based on their functional areas of responsibility.

At the beginning of the performance year, each officer is assigned a target bonus opportunity expressed as a percentage of his or her base salary. Actual bonus payments may be higher or lower than the target bonus amount, as determined by our board of directors and our compensation committee, based on the achievement of the pre-established corporate and, if applicable, individual objectives. The target bonus opportunities, as a percentage of base salary, in 2022 for Dr. Sullivan, Ms. Connealy and Dr. Feingold were 55%, 45% and 45%, respectively. Based on our 2022 performance, our compensation committee awarded payouts under our annual cash bonus program in a total payout of 97% of the target bonus opportunity.

In determining the amount of the annual cash bonuses, our compensation committee determines the level of achievement of the corporate goals and, if applicable, individual goals for the year. In determining the level of achievement for our named executive officers other than Dr. Sullivan, our compensation committee also reviews and considers the recommendations of Dr. Sullivan. These achievement levels are used to determine each named executive officer’s bonus.

Actual bonus amounts paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the "2022 Summary Compensation Table" below.

Equity Awards. To further align the interests of our executive officers with the interests of our stockholders and to further focus our executive officers on our long-term performance, we grant equity compensation to our named executive officers. In 2022, our named executive officers received equity grants in the form of RSUs with a combination of four-year and one-year anniversary vesting schedules. In addition, during 2022, the compensation committee also approved RSU grants to be granted on January 3, 2023 and which vest on April 13, 2023, subject to the named executive officer’s continued service through such date. Accordingly, in March 2022, the compensation committee approved the following RSU grants scheduled to vest over a four-year period, with 25% vesting on the first anniversary of the grant date and the remaining 75% vesting in 12 substantially-equal quarterly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date: Dr. Sullivan, 742,574; Ms. Connealy, 247,524; and Dr. Feingold, 306,930. In addition, in 2022, the compensation committee approved the following RSU grants to the named executive officers: Dr. Sullivan, 315,273 RSUs granted on April 14, 2022 and 95,684 RSUs granted on January 3, 2023; Ms. Connealy, 93,493 RSUs granted on April 14, 2022 and 43,493 RSUs granted on January 3, 2023; and Dr. Feingold, 115,931 RSUs granted on April 14, 2022 and 53,931 RSUs granted on January 3, 2023.

On March 24, 2023 and in accordance with the terms of the Pyxis Oncology, Inc. 2019 Equity and Incentive Plan (the “2019 Plan”), the board of directors approved a stock option repricing (the “Repricing”) where the exercise price of each Relevant Option (as defined below) was reduced to $2.21 per share, the closing stock price on the date of approval by the board of directors. “Relevant Options” are all outstanding stock options as of March 24, 2023 (vested or unvested) to acquire shares of the Company’s common stock that were issued to current employees of the Company under the 2019 Plan prior to the Company’s initial public offering. The board of directors believes that the Repricing is in the best interests of the Company, as the amended stock options will provide added incentives to retain and motivate key contributors of the Company without incurring the stock dilution resulting from significant additional equity grants or significant additional cash expenditures resulting from additional cash compensation. The board of directors also believes that the Repricing better aligns the interests of the key contributors with the goals of the Company.

As a result of the Repricing, the exercise prices for the following Relevant Options held by each of the named executive officers were adjusted to $2.21 per share: Dr. Sullivan, 1,052,286 stock options; Ms. Connealy, 332,569 stock options; and Dr. Feingold, 174,774 stock options. Except for the reduction in the exercise prices of the Relevant Options, all outstanding stock options will continue to remain outstanding in accordance with their current terms and conditions as set forth in the 2019 Plan and the applicable award agreements.

Please see "Outstanding Equity Awards at 2022 Fiscal Year-End" below for a summary of the equity awards held by each named executive officer as of December 31, 2022.

2022 Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed in the year ended December 31, 2022:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Lara Sullivan, M.D., President and Chief Executive Officer	2022	565,000	-	4,150,745	-	301,428	9,630	5,026,803
	2021	565,000	-	-	16,361,511	341,825	-	17,268,336
Pamela Connealy, Chief Financial Officer and Chief Operating Officer	2022	430,000	-	1,341,246	-	245,466	9,630	2,026,342
	2021	195,453	-	-	2,268,661	252,500	18,750	2,735,364
Jay Feingold, M.D., Ph.D., Chief Medical Officer	2022	500,000	-	1,663,145	-	220,400	9,630	2,393,175
	2021	151,515	-	700,000	6,603,508	255,075	-	7,710,098

(1)

The amounts reported in this column reflect the aggregate grant date fair value of RSUs granted for the fiscal year ended December 31, 2022, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation, calculated based on the number of shares of RSUs granted multiplied by the quoted closing market price of the Company’s common stock on the date of grant. These amounts do not reflect the actual economic value that may be realized by the named executive officers.

(2)

The amounts reported in this column reflect the aggregate grant date fair value of stock options granted for the fiscal year ended December 31, 2021, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 12 – Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. These amounts do not reflect the actual economic value that may be realized by the named executive officers.

(3)

The amounts reported in this column for 2022 represent annual incentive bonuses that were paid based on the achievement of corporate and, in the case of Ms. Connealy and Dr. Feingold, individual performance goals in 2022. Please see the description above under “Annual Cash Bonuses” for further information regarding the 2022 bonuses.

(4)

The amounts reported in this column reflect, for each named executive officer, the sum of (i) cell phone allowances in the amount of $480 for 2022 and (ii) the matching 401(k) contribution paid by us on their behalf in the amount of $9,150 for 2022.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2022.

	Option Awards(1)						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Lara Sullivan, M.D.	12/6/2019		-	-	-	-	74,698	(3)	100,095
	3/30/2021	(4)	742,845	247,616	2.21	3/31/2031	-		-
	9/14/2021	(5)	18,032	43,793	2.21	9/14/2031	-		-
	10/7/2021	(6)	187,111	775,178	16.00	10/7/2031	-		-
	3/31/2022	(7)	-	-	-	-	742,574		995,049
	4/14/2022	(8)	-	-	-	-	315,273		422,466
Pamela Connealy	7/31/2021	(9)	114,135	208,130	2.21	7/31/2031	-		-
	9/15/2021	(5)	3,005	7,299	2.21	9/15/2031	-		-
	12/6/2021	(10)	18,751	34,193	9.64	12/6/2031	-		-
	3/31/2022	(7)	-	-	-	-	247,524		331,682
	4/14/2022	(8)	-	-	-	-	93,493		125,281
Jay Feingold, M.D., Ph.D.	9/13/2021	(11)	49,142	108,115	2.21	8/16/2031	-		-
	9/15/2021	(5)	5,109	12,408	2.21	9/14/2031	-		-
	10/7/2021	(9)	136,540	300,389	16.00	10/7/2031	-		-
	10/7/2021	(12)	-	-	-	-	30,079		40,306
	3/31/2022	(7)	-	-	-	-	306,930		411,286
	4/14/2022	(8)	-	-	-	-	115,931		155,348

(1)	Unexercised option awards represent both exercisable and unexercisable awards.
(2)	The market value of shares that have not vested reflects a stock price of $1.34, our closing stock price on December 30, 2022, the last trading day of fiscal year 2022.
(3)

The shares were acquired upon the early exercise of an option and vested 25% on the one-year anniversary of December 2, 2020 and then in 36 monthly installments over the remaining three year period, subject to the named executive officer’s continued employment through the applicable vesting date.

(4)	These stock options vest in 48 substantially-equal monthly installments beginning January 2, 2020, subject to the named executive officer's continued employment through the applicable vesting date.
(5)

These stock options vested 25% on the first anniversary of the closing of the initial public offering, and then vest in 36 substantially-equal monthly installments thereafter, subject to the named executive officer's continued employment through the applicable vesting date.

(6)

Two-thirds of these stock options vested 25% on the first anniversary of the grant date, and then vest in 36 substantially-equal monthly installments thereafter, and one-third of these stock options vest in full on the fourth anniversary of the grant date, in each case, subject to the named executive officer's continued employment through the applicable vesting date.

(7)

These RSUs vested 25% on the first anniversary of the March 31, 2022, and then in 12 substantially-equal quarterly installments thereafter, subject to the named executive officer's continued employment through the applicable vesting date.

(8)	These RSUs vested on April 13, 2023, subject to the named executive officer's continued employment through the vesting date.
(9)

These stock options vested 25% on the first anniversary of July 31, 2021, and then vest in 36 substantially-equal monthly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(10)

These stock options vested 25% on July 19, 2022, and then vest in 36 substantially-equal monthly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(11)

These stock options vested 25% of the first anniversary of September 13, 2021, and then vest in 36 substantially-equal monthly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

(12)

These RSUs vested 25% of the first anniversary of September 13, 2021, and then vest in 36 substantially-equal monthly installments thereafter, subject to the named executive officer’s continued employment through the applicable vesting date.

Employment Agreements, Severance and Change in Control Agreements

Lara Sullivan, M.D.

We entered into an employment letter agreement with Dr. Sullivan in October 2019, which was subsequently amended in October 2022, and previously in September 2021 in connection with our initial public offering. Under the terms of the amended letter agreement, in the event that Dr. Sullivan is terminated by us for any reason other than for “cause” or she terminates her employment for “good reason”, she will be entitled to receive, upon execution and effectiveness of a release of claims, base salary for a period of twelve (12) months and up to twelve (12) months of continued health insurance coverage at the Company’s expense. In addition, in the event of termination by us for any reason other than for “cause” or due to "good reason" within three (3) months before or twelve (12) months following a change of control of the Company, subject to the execution and non-revocation of a release of claims, (i) Dr. Sullivan will receive a cash payment in an amount equal to the sum of eighteen (18) months’ base salary and Dr. Sullivan’s target annual bonus, payable in a lump sum on the 60th day following such termination of employment, unless required to be paid in installments to comply with Section 409A of the Code, (ii) up to twelve (12) months of continued health insurance coverage at the Company’s expense and (iii) any unvested portions of the option awards granted to Dr. Sullivan will immediately vest in full on the date of termination. Dr. Sullivan’s amended letter agreement also provides for any unvested portion of stock options and stock awards granted to fully vest in the event of a change in control in which neither the Company nor its successor entity (if applicable) assumes, substitutes or continues the unvested portion of such award. In the event that we terminate Dr. Sullivan with "cause" or she resigns without "good reason", then she will not be entitled to receive severance benefits. Dr. Sullivan’s letter agreement also contains IP assignment obligations.

Pamela Connealy

In connection with her appointment to the position of Chief Financial Officer, the Company and Ms. Connealy entered into an employment letter agreement setting forth the initial terms of her employment with the Company, which was subsequently amended in November 2022. Under the terms of the amended letter agreement, in the event that Ms. Connealy is terminated by us without “cause” or due to disability or she terminates her employment for “good reason”, she will be entitled to receive, upon execution and effectiveness of a release of claims, base salary for a period of nine (9) months and up to nine (9) months of COBRA premiums. In addition, in the event of termination by the Company for any reason other than for "cause" or Ms. Connealy’s resignation due to "good reason" within three (3) months before or twelve (12) months following a change of control of the Company, Ms. Connealy will receive a lump sum payment equal to twelve (12) months of base salary plus Ms. Connealy’s target annual bonus, payable in a single lump sum on the 60th day following such termination of employment, and up to twelve (12) months of COBRA premiums. Ms. Connealy’s amended letter agreement also provides for any unvested portion of stock options and stock awards granted to fully vest in the event of a change in control in which neither the Company nor its successor entity (if applicable) assumes, substitutes or continues the unvested portion of such award. Under the terms of the amended letter agreement, if the payments and benefits to Ms. Connealy under the amended letter agreement or another plan, arrangement or agreement would subject her to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, but only if such reduction will result in Ms. Connealy receiving a higher net after-tax amount.

Jay Feingold, M.D., Ph.D.

In connection with his appointment to the position of Chief Medical Officer, the Company and Dr. Feingold entered into an employment letter agreement setting forth the initial terms of his employment with the Company. Under the terms of the letter agreement, in the event that Dr. Feingold is terminated by us for any reason other than for “cause” or he terminates his employment for “good reason”, he will be entitled to receive, upon execution and effectiveness of a release of claims, base salary for a period of nine (9) months and up to nine (9) months of continued health insurance coverage at the Company’s expense. In addition, in the event of termination by us for any reason other than for “cause” or due to "good reason" within three (3) months before or twelve (12) months following a change of control of the Company, subject to the execution and non-revocation of a release of claims, (i) Dr. Feingold will receive a cash payment in an amount equal to the sum of twelve (12) months’ base salary and Dr. Feingold’s target annual bonus, payable in a lump sum unless required to be paid in installments to comply with Section 409A of the Code, (ii) up to twelve (12) months of continued health insurance coverage at the Company’s expense, and (iii) all unvested equity awards will immediately vest in full on the date of termination. Dr. Feingold’s letter agreement also provides for any unvested equity award to fully vest in the event of a change in control in which neither the Company nor its successor entity (if applicable) assumes, substitutes or continues the unvested portion of such award. In the event that we terminate Dr. Feingold with "cause" or he resigns without "good reason", then he will not be entitled to receive severance benefits. Under the terms of the letter agreement, if the payments and benefits to Dr. Feingold under the letter agreement or another plan, arrangement or agreement would subject him to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, but only if such reduction will result in Dr. Feingold receiving a higher net after-tax amount. Dr. Feingold’s letter agreement also contains IP assignment and non-solicitation obligations.

Retirement Plan

We maintain the Pyxis Oncology 401(k) Plan (the “401(k) Plan”), a qualified 401(k) savings plan that provides participants with an opportunity to save for retirement on a tax advantaged basis. Eligible employees, including our named executive officers, are able to contribute 100% of his or her eligible compensation up to the maximum amount allowed under Internal Revenue Service guidelines. Currently, we match 50% of each eligible employee's contributions up to 6% of total eligible compensation. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) Plan currently does not offer the ability to invest in our securities. Employees are immediately and fully vested in their contributions.

Compensation Risk Assessment

We conducted an assessment of the risks associated with our compensation practices and policies, and determined that risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us. In conducting the assessment, we undertook a review of our compensation philosophies, our compensation governance structure and the design and oversight of our compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short- and long-term incentives with compensation-based goals aligning with corporate goals.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2023

Our board of directors and the audit committee are asking our stockholders to ratify the appointment by the audit committee of Ernst & Young LLP (“EY”), as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending December 31, 2023. Stockholder ratification of such selection is not required by our bylaws or any other applicable legal requirement. However, our board of directors is submitting the selection of EY to our stockholders for ratification as a matter of good corporate governance.

In the event our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to continue to retain EY for the fiscal year ending December 31, 2023. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change should be made.

EY has audited our financial statements since 2021. A representative of EY is expected to be present at the annual meeting, and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by EY for the years ended December 31, 2022 and 2021:

	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Audit fees	609,453	1,348,000
Audit-related fees	-	-
Tax fees	-	-
All other fees	-	-
Total fees	609,453	1,348,000

Audit fees consist of fees for professional services rendered for the annual audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of the interim consolidated financial statements included in our Form 10-Q Quarterly Reports, assurance and related services that are related to the issuance of comfort letters for equity offerings and other services that are provided in connection with statutory and regulatory filings.

There were no audit-related or tax fees billed by EY for the years ended December 31, 2022 and 2021.

Determination of Independence

In considering the nature of the services provided by our independent registered public accounting firm, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.

Additional information concerning the audit committee and its activities can be found under the headings: “Committees of the Board of Directors” and “Audit Committee Report.”

Pre-Approval Policy

According to policies adopted by the audit committee and ratified by our board of directors, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the audit committee. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The audit committee pre-approved all services provided by EY during the years ended December 31, 2022 and 2021 in accordance with this policy.

Recommendation of Our Board of Directors and Audit Committee

OUR BOARD OF DIRECTORS AND OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

Audit Committee Report

The audit committee oversees our independent registered public accounting firm and assists our board of directors in fulfilling its oversight responsibilities on matters relating to our accounting and financial reporting processes, the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.

In fulfilling its oversight responsibilities, the audit committee:

•	reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2022 with management and Ernst & Young LLP our independent registered public accounting firm;
•	discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC;
•

received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence; and

•	discussed with Ernst & Young LLP its independence.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to our board of directors, and our board of directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC. The audit committee also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2023.

Submitted by the audit committee of our board of directors:

John Flavin, Chair
Thomas Civik
Darren Cline

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the record date:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of the record date, through the exercise of any option, warrant or other right. In computing the percentage beneficial ownership of a person, common stock not outstanding and subject to options, warrants or other rights held by that person that are currently exercisable or exercisable within 60 days of the record date are deemed outstanding for purposes of calculating the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person. Subject to the foregoing, percentage of beneficial ownership is based on 37,984,187 shares of common stock outstanding as of the record date.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Pyxis Oncology, Inc., 321 Harrison Avenue, Boston, Massachusetts 02118.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
5% Stockholders:
Entities affiliated with Pfizer Inc. (1)	7,032,770	18.5%
Entities associated with Tang Capital Partners, LP (2)	3,470,700	9.1%
Laurion Capital Management (3)	3,170,803	8.3%
Entities associated with BVF Partners L.P. (4)	2,938,851	7.7%
Entities associated with Bayer World Investments B.V. (5)	2,742,338	7.2%

Directors and Executive Officers:
Lara Sullivan, M.D. (6)	1,953,813	4.9%
Pamela Connealy (7)	382,947	1.0%
Jay Feingold, M.D., Ph.D. (8)	532,987	1.4%
John Flavin (9)	271,810	*
Freda Lewis-Hall, M.D. (10)	100,200	*
Thomas Civik (11)	115,900	*
Darren Cline (12)	110,200	*
Rachel Humphrey, M.D.	—
All executive officers and directors as a group (8 persons) (13)	3,467,857	8.4%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)

Based on a Schedule 13G/A filed on February 13, 2023 by Pfizer Inc. (“Pfizer”) and Pfizer Ventures (US) LLC (“PVUS”), with Pfizer reporting sole voting and dispositive power over 4,140,669 shares and each of Pfizer and PVUS reporting shared voting and dispositive power over 1,080,507 shares and the Form 4 and Form 4/A filed on March 21, 2023 and March 23, 2023, respectively, with Pfizer reporting additional securities acquired of 1,811,594. The address for Pfizer and PVUS is 66 Hudson Boulevard East, New York NY 10001.

(2)

Based solely on a Schedule 13G/A filed on February 14, 2023 by Tang Capital Partners, LP ("Tang Capital Partners"), Tang Capital Management, LLC ("Tang Capital Management) and Kevin Tang ("Mr. Tang") with each reporting shared voting and dispositive power over 3,470,700 shares. The address for Tang Capital Partners, Tang Capital Management and Mr. Tang is 4747 Executive Drive, Suite 210, San Diego CA 92121.

(3)

Based solely on a Schedule 13G filed on February 8, 2023 by Laurion Capital Management LP (“Laurion”), Benjamin Alexander Smith ("Mr. Smith"), and Janaka Sheehan Maduraperuma ("Mr. Maduraperuma") with each reporting shared voting and dispositive power over 3,170,803 shares. The address for Laurion, Mr. Smith, and Mr. Maduraperuma is 360 Madison Avenue, Suite 1900, New York NY 10017.

(4)

Based solely on a Schedule 13G/A filed on February 14, 2023 by Biotechnology Value Fund, L.P. (“BVF”) which includes (i) 1,585,000 shares of common stock held by BVF, (ii) 1,167,663 shares of common stock held by Biotechnology Value Fund II, L.P. (“BVF2”), and (iii) 153,149 shares of common stock held by Biotechnology Value Trading Fund OS LP (“Trading Fund OS”). BVF I GP LLC (“BVF GP”), as general partner of BVF, may be deemed to beneficially own 1,585,000 shares of common stock beneficially owned by BVF. BVF II GP LLC (“BVF2 GP”), as general partner of BVF2, may be deemed to beneficially own 1,167,663 shares of common stock beneficially owned by BVF2. BVF Partners OS Ltd. (“Partners OS”), as general partner of Trading Fund OS, may be deemed to beneficially own 153,149 shares of common stock beneficially owned by Trading Fund OS. BVF GP Holdings LLC (“BVF GPH”), as the sole member of BVF GP and BVF2 GP, may be deemed to beneficially own 2,752,663 shares of common stock beneficially owned in the aggregate by BVF GP and BVF2 GP. BVF Partners L.P. (“Partners”), as investment manager of BVF, BVF2 and Trading Fund OS, and the sole member of Partners OS, may be deemed to beneficially own the 2,938,851 shares of common stock beneficially owned in the aggregate by BVF, BVF2, Trading Fund OS, and certain managed accounts of Partners (the “Partners Managed Accounts”), including 33,039 shares of common stock held in the Partners Managed Accounts. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 2,938,851 shares of common stock owned by Partners. Mark N. Lampert ("Mr. Lampert") is a director and officer of BVF Inc., and may be deemed to beneficially own the 2,938,851 shares of common stock beneficially owned by BVF, Inc. The address of the principal business and office of BVF, BVF GP, BVF2, BVF2 GP, BVF GPH, Partners, BVF Inc., and Mr. Lampert is 44 Montgomery Street, 40th Floor, San Francisco, CA 94104. The address of the principal business and office of Trading Fund OS and Partners OS is PO Box 309 Ugland House, Grand Cayman KY1-1104 Cayman Islands.

(5)

Based solely on a Schedule 13G filed on February 11, 2022 by Bayer World Investments B.V. (“BWI”) and Bayer Aktiengesellschaft (“Bayer”), with each reporting shared voting and dispositive power over 2,742,338 shares. The business address for BWI is Energieweg 1, Mijdrecht, The Netherlands 3641RG. The business address for Bayer is Bayerwerk, Gebaeude W11, Kaiser-Wilhelm-Allee 1, Leverkusen, Germany 51373.

(6)

Consists of 248,990 shares of common stock held directly by Dr. Sullivan and 1,704,823 shares of common stock issuable upon the exercise of stock options and restricted stock exercisable or vesting within 60 days of the record date.

(7)	Consists of 382,947 shares of common stock issuable upon the exercise of stock options and restricted stock exercisable or vesting within 60 days of the record date.
(8)

Consists of 16,406 shares of common stock held directly by Dr. Feingold and 516,581 shares of common stock issuable upon the exercise of stock options and restricted stock exercisable or vesting within 60 days of the record date.

(9)

Consists of 171,610 shares of common stock held directly by Mr. Flavin and 100,200 shares of common stock issuable upon the exercise of stock options and restricted stock exercisable or vesting within 60 days of the record date.

(10)	Consists of 100,200 shares of common stock issuable upon the exercise of stock options and restricted stock exercisable or vesting within 60 days of the record date.
(11)

Consists of 15,700 shares of common stock held directly by Mr. Civik and 100,200 shares of common stock issuable upon the exercise of stock options and restricted stock exercisable or vesting within 60 days of the record date.

(12)

Consists of 10,000 shares of common stock held directly by Mr. Cline and 100,200 shares of common stock issuable upon the exercise of stock options and restricted stock exercisable or vesting within 60 days of the record date.

(13)

Consists of 462,706 shares of common stock held and 3,005,151 shares of common stock issuable upon the exercise of stock options and restricted stock exercisable or vesting within 60 days of the record date.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations

Pursuant to Rule 14a-8 under the Exchange Act, in order to be included in our proxy statement and form of proxy for the 2024 annual meeting of stockholders, stockholder proposals must be received at our principal executive offices, c/o Corporate Secretary, Pyxis Oncology, Inc., 321 Harrison Avenue, Boston, Massachusetts 02118, no later than December 30, 2023, and must comply with the requirements established by the SEC. Pursuant to our bylaws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than February 14, 2024 and no later than March 15, 2024 and must otherwise comply with the requirements set forth in our bylaws.

In addition to satisfying the foregoing requirements under our bylaws with respect to director nominations and notice required, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide an additional notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 14, 2024.

Other Matters

We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us on the proxy card will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

BY ORDER OF THE BOARD OF DIRECTORS

Lara Sullivan, M.D. President and Chief Executive Officer

Boston, Massachusetts

April 28, 2023

PYXIS ONCOLOGY P.O. Box 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go to www.proxypush.com/PYXS Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-451-2261 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/PYXS Pyxis Oncology, Inc. Annual Meeting of Stockholders For stockholders of record as of April 20, 2023 TIME: Tuesday, June 13, 2023 10:00 AM, Eastern Time PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/PYXS for more details. This proxy is being solicited on behalf of the Board of Directors The undersigning hereby appoints Pamela Connealy (the "Named Proxy"), as the true the lawful attorney of the undersigned, for full power of substitution and revocation, and authorizes her to vote all the shares of capital stock of Pyxis Oncology, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in her discretion on such other matters as may properly come before the meeting and revoking any proxy herefore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxy is authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxy cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE.

Pyxis Oncology, Inc Annual Meeting of stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ON PROPOSALS 1 AND 2 PROPOSAL 1. Election of class l director and class ll directors 1.01 Rachel Humphrey, M.D. 1.02 Freda Lewis-Hall, M.D. 1.03 Thomas Civik YOUR VOTE BOARD OF DIRECTORS RECOMMENDS FOR WITHHOLD FOR AGAINST ABSTAIN FOR FOR FOR FOR 2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 NOTE: the transaction of such other business as may properly come before the meeting. you must register to attend the meeting online and/or participate at www.proxydocs.com/PYXS authorized signatures - must be completed for your instructions to be executed. please sign exactly as your name(s) appears on your account. if held in joint tenancy, all persons should sign. trustees, administrators, etc, should include title and authority. corporations should provide full name of corporation and title of authorized officer signing the proxy/vote form. signature (and title if applicable) date signature (if held jointly) date.